Exhibits 5.1, 23.1




                                [JONES DAY LOGO]

                 222 EAST 41ST STREET o NEW YORK, NEW YORK 10017
              TELEPHONE: (212) 326-3939 o FACSIMILE: (212) 755-7306



                                 February 28, 2008



National City Mortgage Capital LLC
3232 Newmark Drive
Miamisburg, Ohio 45342

      Re:   National City Mortgage Capital Trust 2008-1
            -------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel for National City Mortgage Co., an Ohio corporation ("NCMC" or the "Sponsor") and National City Mortgage Capital LLC, a Delaware limited liability company (the "Depositor"), in connection with the establishment of the National City Mortgage Capital Trust 2008-1, a New York common law trust (the "Issuer"). Pursuant to the Pooling and Servicing Agreement, dated February 28, 2008 (the "Pooling and Servicing Agreement") among the Depositor, NCMC, as servicer and mortgage loan seller, and Wells Fargo Bank, N.A., as trustee (the "Trustee") the Issuer will issue Mortgage Pass-Through Certificates, Series 2008-1 (the "Certificates") to the Depositor, which in turn will sell certain of the Certificates (the "Underwritten Certificates") to J.P. Morgan Securities Inc. and NatCity Investments, as underwriters, and the Depositor will retain certain other Certificates (together with the Underwritten Certificates, the "Registered Certificates").

      In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment and delivery of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no

                                                                [JONES DAY LOGO]

National City Mortgage Capital LLC
February 28, 2008
Page 2


inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

      In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations.

      In rendering this opinion letter, we do not express any opinion concerning any laws other than the laws of the State of New York. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

      Based upon and subject to the foregoing, it is our opinion that:

        1. The Pooling and Servicing Agreement is a valid and legally binding agreement, enforceable in accordance with its terms against the NCMC and the Depositor.

        2. The Registered Certificates, when issued and paid for in accordance with the terms of the Underwriting Agreement (if applicable) and the Pooling and Servicing Agreement, will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement.

                                                                [JONES DAY LOGO]

National City Mortgage Capital LLC
February 28, 2008
Page 3


      We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the heading "Legal Matters", without admitting that we are "persons" within the meaning of
Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of
Section 11 thereof, with respect to any portion of the Registration Statement.


                                Very truly yours,



                                /s/ Jones Day